EXHIBIT 99

STATEFED FINANCIAL CORPORATION
519 Sixth Avenue
Des Moines, Iowa 50309

For Further Information Contact:	FOR IMMEDIATE RELEASE
Andra K. Black, Co-President and CFO	February 14, 2001
StateFed Financial Corporation 519 Sixth Avenue Des Moines, Iowa 50309
Phone: (515) 282-0236
STATEFED FINANCIAL CORPORATION
ANNOUNCES 2ND QUARTER EARNINGS

             Des Moines, Iowa (NASDAQ: "SFFC") ---- StateFed Financial Corporation, the parent company for State Federal Savings and Loan Association of Des Moines, announced today the financial results for the period ended December 31, 2000.

            For the six month period ended December 31, 2000, the company reported net income of $500,456 as compared to $500,617 for the same period in 1999. Net interest income and non-interest income increased, and was partially offset by a loss on sale of investments, and an increase in non-interest expense.

            For the three month period ended December 31, 2000, the company reported net income of $176,364 as compared to $255,417 for the same period in 1999. The $79,050 decrease in net earnings was primarily due to expenses incurred from the October 2000 annual meeting and the loss on sale of investments. This decrease was partially offset by increases in net interest income, non-interest income, and decreases in non-interest expense and income tax expense.

            Basic earnings per share for the six months ended December 31, 2000 were $.34 cents per share, while diluted earnings per share were $.33 cents per share. As of December 31, 2000 there were 1,511,600 shares outstanding. The Corporation's stock is traded on the NASDAQ System under the symbol "SFFC".

            When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

            The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Continued
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STATEFED FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2000 and June 30, 2000

ASSETS	(Unaudited)
	December 31, 2000	June 30, 2000
Cash and amounts due from depository institutions	$ 2,884,597	$ 2,477,494
Investments in certificates of deposit	$ 396,454	$ 495,692
Investment securities held for sale	$ 1,979,917	$ 2,231,274
Loans receivable, net	$ 92,020,855	$ 86,572,585
Real estate held for investment, net	$ 2,142,379	$ 2,175,785
Property acquired in settlement of loans	$ 1,408,461	$ 1,337,847
Office property and equipment, net	$ 3,625,200	$ 2,965,659
Federal Home Loan Bank stock, at cost	$ 1,762,200	$ 1,464,600
Accrued interest receivable	$ 699,744	$ 573,293
Other assets	$ 415,855	$ 390,550
TOTAL ASSETS	$107,335,662	$100,684,779

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 54,220,051	$ 53,648,118
Advances from Federal Home Loan Bank	$ 35,235,250	$ 29,283,906
Advances from borrowers for taxes and insurance	$ 360,123	$ 353,743
Accrued interest payable	$ 4,154	$ 140,243
Dividends payable	$ 191,100	$ 113,220
Income taxes: current and deferred	$ 166,439	$ 296,992
Accounts payable and other liabilities	$ 191,347	$ 198,689
TOTAL LIABILITIES	$ 90,368,464	$ 84,034,911
Stockholders' equity:
Common stock	$ 17,810	$ 17,810
Additional paid-in capital	$ 8,505,091	$ 8,546,501
Unearned compensation - restricted stock awards	$ (174,321)	$ (205,761)
Unrealized loss on investments	$ 19,805	$ (124,579)
Treasury stock	$(2,376,066)	$(2,362,921)
Retained earnings - substantially restricted	$ 10,974,879	$ 10,778,818
TOTAL STOCKHOLDERS' EQUITY	$ 16,967,198	$ 16,649,868
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$107,335,662	$100,684,779

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STATEFED FINANCIAL CORPORATION
Selected Consolidated Financial Data
Unaudited

	Three Months Ended December 31		Six Months Ended December 31
	2000	1999	2000	1999
OPERATIONS DATA
Total interest income	$2,119,530	$1,729,604	$4,128,998	$3,393,084
Total interest expense	1,276,356	953,547	2,407,833	1,918,347
Net interest income	843,174	776,057	1,721,165	1,474,737
Provision for loan losses	9,000	9,000	18,000	18,000
Net interest income after provision for loan losses	834,174	767,057	1,703,165	1,456,737
Non-interest income: Real estate operations	134,386	128,328	262,131	264,411
Loss on sale of investments	(90,673)	--	(90,673)	--
Other non-interest income	39,371	32,787	68,131	59,581
Total non-interest income	83,084	161,115	239,589	323,992
Total non-interest expense	650,154	542,615	1,190,772	1,028,732
Income before income taxes	267,104	385,557	751,982	751,997
Income tax expense	90,740	130,140	251,526	251,380
Net income	$ 176,364	$ 255,417	$ 500,456	$ 500,617
Basic earnings per share	$0.12	$0.17	$0.34	$0.34
Diluted earnings per share	$0.12	$0.17	$0.33	$0.33